Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 29, 2008 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Zoran Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

San Jose, CA

July 28, 2008